EXHIBIT 3.2

CERTIFICATE OF THE DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

($0.001 PAR VALUE PER SHARE)

OF

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

(a Nevada corporation)

Pursuant to Section 78.1955 of Chapter 78 of the Nevada Revised Statutes, BIOTECH PRODUCTS SERVICES AND RESEARCH, INC., corporation organized and existing under the State of Nevada (the "Corporation"), in accordance with the provisions thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation ("Preferred Stock") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "Board"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, that pursuant to the authority vested in the Board by the Corporation's Articles of Incorporation, as amended, a new series of Preferred Stock of the Corporation is created out of the authorized but unissued shares of Preferred Stock of the Corporation, such series to be designated Series B Convertible Preferred Stock, to consist of One Million (1,000,000) shares, with the rights, preferences, privileges and restrictions of which shall be as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby in this Certificate of Designation (the "Certificate of Designation") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of a series of Preferred Stock as follows:

1.	DESIGNATIONS AND AMOUNT. One Million (1,000,000) shares of the Preferred Stock of the Corporation, $0.001 par value per share, shall constitute a new class of Preferred Stock designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) with a stated value of $0.001 per share (the “Stated Value”).

2.	CONVERSION.

(a)	Conversion at the Option of the Holder. Each holder of Series B Preferred Stock (“Holder”) shall have the right, at such Holder’s option, at any time or from time to time from and after the day immediately following the date the Series B Preferred Stock is first issued, to convert each share (“Share”) of Series B Preferred Stock into Twenty (20) fully-paid and non-assessable share of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”).

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(b)	Mechanics of Conversion. In order to effect a Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion (attached hereto) to the Corporation for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed (subject to the requirements of Section 11). “Conversion Date” means the date specified in the Notice of Conversion in the form attached hereto, so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before Midnight, Eastern U.S. time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date a Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

(i)	Delivery of Common Stock upon Conversion. Upon the surrender of Preferred Stock Certificates from a Holder of Series B Preferred Stock accompanied by a Notice of Conversion (attached hereto), the Corporation shall, no later than the ten business days following the later of (a) the Conversion Date (hereinafter defined) and (b) the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 11 (the “Delivery Period”), issue and deliver to the Holder (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any.

(ii)	Taxes. The Corporation shall pay any and all taxes and all other reasonable expenses, which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.

(iii)	No Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next higher whole number of shares.

(c)	Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate(s) surrendered by a Holder are converted, the Corporation shall execute and deliver to or on the order of the Holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

(d)	Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the Holder of such Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase, and shall increase, its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

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(e)	No Reissuance of Series B Preferred Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to this Section 2 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(f)	Notices. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(g)	Transactional Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

(h)	Validity of Common Stock. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes (except income taxes), liens or charges with respect thereto.

3.	RANK. Except as specifically provided below, the Series B Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution, rank junior to the Series A Non-Convertible Preferred Stock of the Corporation and senior to (i) all classes of Common Stock of the Corporation and (ii) any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Holder(s) of Series B Preferred Stock).

4.	LIQUIDATION PREFERENCE. Except as otherwise provided by the Nevada Revised Statutes and subject to the provisions of Section 3, or elsewhere in this Certificate of Designation, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to the Stated Value.

5.	LIQUIDATION. Subject to the provisions of Section 3,in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to the Stated Value per share.

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6.	DIVIDENDS/STOCK SPLITS.

(a)	If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation of shares of Common Stock for cash, securities or property, but excluding any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all outstanding shares of Series B Preferred Stock had been converted pursuant to Section 2 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

(b)	The number of shares of Common Stock of the Corporation issuable pursuant to the conversion of outstanding shares of Series B Preferred Stock shall be adjusted for any forward stock splits, but not any reverse stock splits, by the Company of its outstanding shares of Common Stock.

7.	VOTING RIGHTS.

(a)	Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 8 below. In any such vote, each Share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Section 2 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

(b)	To the extent that under the Nevada Revised Statutes the vote of the Holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under the Nevada Revised Statutes) shall constitute the approval of such action by the class. To the extent that under the Nevada Revised Statutes, Holders of the Series B Preferred Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to twenty (20) vote(s).

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8.	PROTECTION PROVISIONS. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Nevada Revised Statutes) of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

(a)	alter or change the rights, preferences or privileges of the Series B Preferred Stock;

(b)	alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

(c)	create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, “Senior Securities”);

(d)	create any new class or series of capital stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, “Pari Passu Securities”);

(e)	increase the authorized number of shares of Series B Preferred Stock;

(f)	issue any additional shares of Senior Securities; or

(g)	redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

If Holders of at least a majority of the then outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the Holders of the Series B Preferred Stock that did not agree to such alteration or change (the “Dissenting Holders”).

9.	MERGER, CONSOLIDATION, ETC.

(a)	If at any time or from time to time there shall be (i) a merger, or consolidation of the Corporation with or into another corporation, (ii) the sale of all or substantially all of the Corporation’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Corporation shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the Corporation in which in excess of 50 percent of the Corporation’s voting power is transferred (each, a “Reorganization”), then as a part of such Reorganization, provision shall be made so that the Holders of the Series B Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization.

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(b)	The provisions of this Section 9 are in addition to and not in lieu of the provisions of Section 6 hereof.

10.	NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series B Preferred Stock against impairment.

11.	LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Authorized Officer this October 31, 2016.

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

By:	/s/ Albert Mitrani
Name:	Albert Mitrani
Title:	President

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NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to

Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series B Preferred Stock (the “Conversion”), represented by stock certificate No.(s). ___________ (the “Preferred Stock Certificates”) into shares of common stock, par value $0.001 per share (the “Common Stock”), of BIOTECH PRODUCTS SERVICES AND RESEARCH, Inc., a Nevada corporation (the “Corporation”), according to the conditions of the Certificate of Designations, Preferences and Rights of Series B Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

☐ The undersigned hereby requests that the Corporation transmit the Common Stock issuable pursuant to this Notice of Conversion to the address of the undersigned.

Date of Conversion: ____________________________

Applicable Conversion Rate: Each share of Series B Preferred Stock is convertible into one share of Common Stock.

Number of Shares of Common Stock to be Issued: ___________________

Signature: _______________________________________

Name: __________________________________________

Address: ________________________________________

* The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its transfer agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than the later of (a) two (2) business days following receipt of this Notice of Conversion and (b) delivery of the original Preferred Stock Certificates (or evidence of loss, theft or destruction thereof) and shall make payments pursuant to the Certificate of Designation for the failure to make timely delivery.

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